Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

World Surveillance Group Inc.

We consent to the incorporation of our report dated March 31, 2014 on our audits of the consolidated financial statements of World Surveillance Group Inc. and Subsidiaries for the years ended December 31, 2013 and 2012 included in this Form 10-K.

/s/ Rosen Seymour Shapss Martin & Company LLP

Rosen Seymour Shapss Martin & Company LLP

New York, New York

March 31, 2014